STOCK OPTION AGREEMENT

                    AGREEMENT made as of April 27, 1997, by and between Niagara Corporation (formerly International Metals Acquisition Corporation), a Delaware corporation ("Niagara"), and Michael Scharf (the "Executive").

                    WHEREAS, on August 15, 1995, Niagara's Board of Directors (the "Board") approved the International Metals Acquisition Corporation 1995 Stock Option Plan (the
          "Plan");

                    WHEREAS, on May 16, 1996, Niagara's
          stockholders approved the Plan; and

                    WHEREAS, the Compensation Committee of the Board desires to grant to the Executive a Non-Qualified Stock Option under the Plan to acquire an aggregate of 100,000 shares of Niagara common stock, par value $.001 per share (the "Stock"), on the terms set forth herein.

                    NOW, THEREFORE, the parties hereby agree as follows:

                    1.  Definitions.  Capitalized terms not
          otherwise defined herein shall have the meanings set forth in the Plan.

                    2. Grant of Option. The Executive is hereby granted a Non-Qualified Stock Option (the "Option") to purchase an aggregate of 100,000 shares of Stock, pursuant to the terms of this Agreement and the provisions of the Plan.

                    3. Option Price. The exercise price of the Option shall be $5.50 per share of Stock issuable pursuant to the exercise thereof.

                    4.  Conditions to Exercisability.  (a) The
          Option shall become exercisable as to twenty percent (20%) of the shares of Stock covered by the Option on each of the next five anniversaries of this Agreement, provided that the Executive continues to be employed by Niagara or one of its subsidiaries (collectively, the "Company") on such date.

                         (b)  Notwithstanding the foregoing, the
          Option shall become exercisable in full upon the occurrence of a Change in Control of Niagara (as defined in the Plan).

                    5. Period of Option. This Option shall expire on the earliest to occur of:

                         (a)  the tenth anniversary of the date of
          this Agreement; and

                         (b)  90 days after the termination of the
          Executive's employment with the Company for any reason.

                    6. Exercise of Option. (a) The Option shall be exercised in the following manner: the Executive shall deliver to Niagara written notice specifying the number of shares of Stock which he elects to purchase. The Executive must include with such notice full payment of the exercise price for the Stock being purchased pursuant to such notice. Payment of the exercise price must be made in cash or in shares of Stock having a Fair Market Value equal to such Option price or in a combination of cash and Stock. In lieu of full payment of the exercise price in cash, upon request of the Executive, Niagara may, in its discretion, allow the Executive to exercise the Option or a portion thereof through a cashless exercise procedure.

                         (b)  Upon the disposition of shares of
          Stock acquired pursuant to the exercise of the Option, Niagara shall have the right to require the payment of the amount of any taxes which are required by law to be withheld with respect to such disposition.

                         (c)  The Executive will not be deemed to
          be a holder of any shares of Stock pursuant to exercise of the Option until the date of the issuance of a stock certificate to him for such shares and until such shares are paid for in full.

                    7. Entire Agreement. This Agreement and the Plan contain all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth therein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

                    8.  Amendment or Modification, Waiver.  No
          provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized director or officer of Niagara. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

                    9. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

                    To the Executive at:

                    c/o 667 Madison Avenue
                    New York, New York 10021

                    To Niagara at:

                    Niagara Corporation
                    667 Madison Avenue
                    New York, New York  10021

                    With a copy to:

                    Skadden, Arps, Slate, Meagher & Flom
                    919 Third Avenue
                    New York, New York 10022
                    Attn: Milton G. Strom
                    Telecopy: (212) 735-2000

                    Any notice delivered personally or by courier under this Section 9 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

                    10.  Severability.  If any provision of this
          Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

                    11.  Survival.  The respective rights and
          obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

                    12.  Governing Law.  This agreement will be
          governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

                    13.  Headings.  All descriptive headings of
          sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

                    14.  Construction.  This Agreement is made
          under and subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated herein as provisions of this Agreement. If there is a conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern. By signing this Agreement, the Executive confirms that he has received a copy of the Plan and has had an opportunity to review the contents thereof.

                    15.  Counterparts.  This Agreement may be
          executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        NIAGARA CORPORATION

                                        By:/s/ Gilbert D. Scharf
                                           ---------------------
                                           Gilbert D. Scharf
                                           Vice President


                                        /s/ Michael Scharf
                                        ------------------------
                                            Michael Scharf